Exhibit 99.1

UFP Technologies, Inc.

172 East Main Street

Georgetown, MA 01833 – USA

Tel.  978-352-2200  /  Fax  978-352-5616

INFO@UFPT.COM  /  WWW.UFPT.COM

FOR IMMEDIATE RELEASE	CONTACT:
January 18, 2008	Ron Lataille (978) 352-2200

UFP Technologies Acquires Stephenson & Lawyer, Inc.

Georgetown, Mass. (January 18, 2008).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty component products, today announced the acquisition of Stephenson & Lawyer, Inc. located in Grand Rapids, Michigan. S&L is a full service designer, converter and distributor of foam plastic products, specializing in technical polyurethane foams.  S&L sales in 2007 were approximately $13 million.

“We are delighted to join forces with Stephenson & Lawyer,” said R. Jeffrey Bailly, Chairman, CEO, and President of UFP Technologies.  “Since its inception in 1946, S&L has been a respected leader in the fabrication of polyurethane foams. Their ethical, innovative, and highly customer-focused management team is an excellent fit with our culture. And their well-equipped, 250,000 square foot factory adds significantly to our manufacturing capabilities. Together, we can provide a broader range of solutions to our growing customer base, and unlock S&L’s tremendous growth potential.”

Stephenson & Lawyer’s President, Con Oswald, was equally pleased. “UFP’s diverse capabilities, large sales force, and reputation for quality are a great fit for S&L,” said Oswald. “Their polyethylene foams expertise is an ideal complement to our primary strength – our knowledge and experience in technical urethane foams.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition and integration of Stephenson & Lawyer, the Company’s manufacturing capabilities, product offerings and growth potential and the Company’s sales opportunities.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisition candidates, including without limitation Stephenson & Lawyer, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.